Exhibit 10.3
MPLX LP
2018 INCENTIVE COMPENSATION PLAN
PERFORMANCE UNIT AWARD AGREEMENT
2020-2022 PERFORMANCE CYCLE
MPLX OFFICER
(amended effective January 25, 2022)

As evidenced by this Award Agreement and under the MPLX LP 2018 Incentive Compensation Plan (the “Plan”), MPLX GP LLC, a Delaware limited liability company (the “Company”), the general partner of MPLX LP, a Delaware limited partnership (the “Partnership”) has granted to MICHAEL J. HENNIGAN (the “Participant”), an officer of the Company, on 03/01/2020 (the “Grant Date”), 460,000 performance units (“Performance Units”), conditioned upon the Company’s total unitholder return (or “TUR”) ranking relative to the Peer Group and the DCF Payout Percentages for the Performance Cycle as established by the Board, and as set forth herein. The Performance Units are subject to the following terms and conditions (a) which were provided in the original Award effective March 1, 2020, and (b) the additional terms and conditions in the amendment to this Award as approved by the Committee effective January 25, 2022 (the additional terms and conditions are shown in double-underlined text and shall be deemed to have been accepted by the Participant; and this Award Agreement supersedes and replaces the original Award Agreement):

    1.    Relationship to the Plan. This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Board. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant.

    2.    Forfeiture of Performance Units if Award Not Timely Accepted. This Award is conditioned upon and subject to the Participant accepting the Award by signing and delivering to the Company this Award Agreement, or otherwise electronically accepting the Award in such manner as the Committee may in its discretion determine, no later than 11 months after the Grant Date. If the Participant does not timely accept this Award, all Performance Units subject to this Award shall be forfeited to the Company. In the event of the Participant’s death or incapacitation prior to accepting the Award, the Company shall deem the Award as being accepted by the Participant.

    3.    Determination of TUR Payout Percentage and DCF Payout Percentages; Calculation of Payout Value. As soon as administratively feasible following the close of the Performance Cycle, the Board shall determine and certify the TUR Payout Percentage and the DCF Payout Percentages (collectively, “the Payout Percentages”). The final Payout Value will be the sum of the TUR Payout Value and the DCF Payout Value, each as determined in accordance with this Paragraph 3.

    (a)    The “TUR Payout Percentage” is the simple average of the TUR Period Percentages for each of the following four performance periods:

(i)January 1, 2020 through December 31, 2020;

(ii)January 1, 2021 through December 31, 2021;

(iii)January 1, 2022 through December 31, 2022; and

(iv)January 1, 2020 through December 31, 2022.

The Board shall determine the TUR Period Percentage for each performance period as follows:

(I)     First, the Board shall determine the TUR Performance Percentile, and then the TUR Period Percentage as follows (using straight-line interpolation between threshold level (30th percentile) and target level (50th percentile) and between target level and maximum (100th percentile)):

TUR Performance Percentile	TUR Period Percentage
Ranked below 30th percentile	0%
Ranked at 30th percentile	50%
Ranked at 50th percentile	100%
Ranked at the 100th percentile	200%

(II)    Notwithstanding anything herein to the contrary, if the Partnership’s Total Unitholder Return calculated for the applicable performance period is negative, then the TUR Period Percentage for that performance period will not exceed 100% regardless of the TUR Performance Percentile for the performance period.

(III)    Notwithstanding anything herein to the contrary, the Board has sole and absolute authority and discretion to reduce the TUR Payout Percentage as it may deem appropriate.
    (b)    The “TUR Payout Value” for each Performance Unit is the product of the TUR Payout Percentage and $0.50.

    (c)    A DCF Payout Percentage will be determined for each of the following three performance periods:

(i)    January 1, 2020 through December 31, 2020;

(ii)    January 1, 2021 through December 31, 2021; and

(iii)    January 1, 2022 through December 31, 2022.

The Board shall determine the DCF Payout Percentage for each performance period based upon the Partnership’s DCF Per Common Unit for such performance period (each a “DCF Measurement Period”) as follows (using straight-line interpolation between levels above threshold):

DCF Per Common Unit	DCF Payout Percentage
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

The threshold, target and maximum performance levels for each DCF Measurement Period will be those certain levels that are established by the Board for purposes of this Award, which level shall be set forth in a confidential memorandum or other written communication provided to the Participant, as such levels may be adjusted pursuant to the provisions of the

Plan, as applicable. The confidential memorandum or other written communication containing the threshold, target and maximum performance levels for the first DCF Measurement Period is being provided to the Participant on or around the Grant Date and the confidential memorandum or other written communication containing the threshold, target and maximum performance levels for subsequent DCF Measurement Periods will be provided to the Participant following the determination of such levels by the Board at or near the beginning of such periods.

    (d)    The “DCF Payout Value” for each Performance Unit will be the sum of:

(i)     the product of the DCF Payout Percentage for first performance period and $0.167;

(ii)    the product of the DCF Payout Percentage for second performance period and $0.167; and

(iii)    the product of the DCF Payout Percentage for the third performance period and $0.166.

Notwithstanding anything herein to the contrary, the Board has sole and absolute authority and discretion to reduce some or all of the DCF Payout Percentages as it may deem appropriate.

    4.    Vesting and Payment of Performance Units; Payment Amount; Time and Form of Payment. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 5, 6, 7, 8, 9 or 10 the Participant shall vest in the Performance Units on December 31, 2021, provided the Participant has not terminated Employment on or before that date. The Participant will be entitled to an amount equal to the product of the vested number of Performance Units and the Payout Value, and such amount shall be distributed 75% in cash and 25% in common units.  The number of common units distributed shall be calculated by dividing 25% of the total amount payable by the Fair Market Value of the common units on the date on which the Payout Percentages are certified by the Board, rounding down to the nearest whole unit.  The remainder shall be paid in cash.  Such payments shall be made as soon as administratively feasible following the Board’s determinations under Paragraph 3 and, in any event, between January 1 and March 15th immediately following the end of the Performance Cycle. If, in accordance with the Board’s determination under Paragraph 3, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 4 and the making of the related payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full.

    5.    Termination of Employment. Except as provided in Paragraph 10, if the Participant’s Employment is terminated prior to the close of the Performance Cycle for any reason other than death, Retirement, Qualified Termination, or Mandatory Retirement, as set forth in Paragraphs 6, 7, 8 and 9 below, the Participant’s Performance Units shall be settled based on the performance for the Performance Cycle and shall vest and be payable on a pro-rata basis as follows, and in each case subject to the negative discretion of the Board:

    (a)    If the Participant’s Employment is terminated prior to January 1, 2021, the Participant’s right to the Performance Units shall be forfeited in its entirety as of the date of such termination, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be terminated;

    (b)    If the Participant’s Employment is terminated during the period January 1, 2021 and December 31, 2021, the Participant will be entitled to receive a payment equal to the product of (i) one-third the number of Performance Units and (ii) the Payout Value;

    (c)    If the Participant’s Employment is terminated during the period January 1, 2022 and December 31, 2022, the Participant will be entitled to receive a payment equal to the product of (i) two-thirds the number of Performance Units and (ii) the Payout Value.

Payment of such vested value of Performance Units under subparagraphs (b) or (c) of this Paragraph 5, as applicable, shall otherwise be made in accordance with Paragraph 4. If, in accordance with the Board’s determinations under Paragraph 3, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 5 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 5.

    6.    Termination of Employment due to Death. If the Participant’s Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full as of the date of death and the Payout Value shall be determined as if the Payout Percentages are each 100%. The payment on the vested Performance Units shall be made in accordance with Paragraph 4 as soon as administratively feasible but in all cases no later than the last day of the calendar year following the calendar year in which the Participant’s death occurs; provided, however, that the timing of the payment shall be determined in the sole discretion of the Board and no other individual or entity shall directly or indirectly designate the taxable year of payment. Such vesting shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.

    7.    Termination of Employment due to Retirement. In the event of the Retirement of the Participant after nine months of the Performance Cycle have elapsed, the Participant’s Performance Units shall be settled based on the performance for the Performance Cycle and shall vest and be payable on a pro-rata basis as determined and certified by the Board after the close of the Performance Cycle as described below. Subject to the negative discretion of the Board, the Participant will be entitled to receive a payment equal to the product of (i) the pro-rata vesting percentage equal to the days of the Participant’s Employment during the Performance Cycle divided by the total days in the Performance Cycle and (ii) the Payout Value. Payment of such vested value of Performance Units under this Paragraph 7 shall otherwise be made in accordance with Paragraph 4. If, in accordance with the Board’s determinations under Paragraph 3, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 7 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full. The death of the Participant following Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 7.

    8.    Vesting Upon a Qualified Termination. Notwithstanding anything herein to the contrary, upon the Participant’s Qualified Termination prior to the end of the Performance Cycle, the Participant’s right to receive the Performance Units, unless previously forfeited pursuant to Paragraph 5, shall vest in full. The TUR Payout Percentage shall be determined as follows (subject to the negative discretion of the Board): (i) for the time period from the beginning of the Performance Cycle to the date of the Change in Control (as defined in the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan), based upon actual TUR Performance Percentile and (ii) for the time period from the date of the Change in Control to the end of the Performance Cycle, the TUR Payout Percentage shall be 100%. The DCF Payout Percentages shall be determined as follows (subject to the negative discretion of the Board): (i) for the time period from the beginning of the Performance Cycle to the date of the Change in Control (as defined in the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan), based upon actual DCF Payout Percentages and (ii) for the time period from the date of the Change in Control to the end of the Performance Cycle, the DCF Payout Percentages shall be 100%. A payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 4, except that it shall be made 100% in cash.

    9.    Termination of Employment due to Mandatory Retirement. In the event the Participant’s Employment is terminated as a result of Mandatory Retirement prior to the end of the Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full, and such vested and shall be settled based on the Payout Value determined under Paragraph 3. Payment of such vested value of Performance Units under this Paragraph 9 shall otherwise be made in accordance with Paragraph 4. If, in accordance with the Board’s determinations under Paragraph 3, the Payout Value is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units pursuant to this Paragraph 9 and the making of the related cash payment, if any, the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full. The death of the Participant following Mandatory Retirement but prior to the close of the Performance Cycle shall have no effect on this Paragraph 9.

    10.    Qualifying Date. Provided that the Participant has been in continuous Employment from the Grant Date to the Qualifying Date, the Performance Units shall vest in full as of the Qualifying Date, and such vested Performance Units shall be determined and paid as otherwise provided in Paragraphs 3 and 4; provided, in the event of the Participant’s death prior to the end of the Performance Cycle, the Payout Percentage, Payout Value and the payment timing provisions of Paragraph 6 shall apply.

    11.    Specified Employee. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code as determined by the Company in accordance with its established policy, any settlement of any amount described in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be paid on the date that is one day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the date that otherwise complies with the requirements of Section 409A of the Code. In addition, notwithstanding any provision of the Plan or this Award Agreement to the contrary, any settlement of this Award which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant and is a settlement as a result of the Participant’s separation from service in connection with a Change in Control, the term “Change in Control” under the Plan shall mean a change in ownership or change in effective control for purposes of Section 409A of the Code. The payment of each amount under this Award Agreement is deemed as a “separate payment” for purposes of Section 409A of the Code.

    12.    Conditions Precedent. This Paragraph 12 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Company, the Partnership and MPC and their Affiliates (the “Company Group”) are unique, extraordinary and essential to the business of the Company Group, particularly in view of the Participant’s access to the confidential information and trade secrets of members of the Company Group, such as, the Company, the Partnership and MPC. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Performance Units under Paragraph 4, the Participant must satisfy the following conditions to and including the vesting date for each applicable annual installment or other applicable portion of the Award, under the vesting provisions in Paragraph 4:

    (a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc, Chevron Corporation; ExxonMobil Corporation, HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P; Enterprise Product Partners; Gas; Genesis Energy, L.P.; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Western Gas Equity Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the any member of the Company Group as in effect from time to time.

    (b)    The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of any member of the Company Group.

    (c)    The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the any member of the Company Group, or any of their employees, directors or shareholders; provided that this shall not preclude the Participant from reporting to the Company’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Code of Business Conduct (or similar code or rules) of any member of the Company Group or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.

    (d)    The Participant agrees and understands that the members of the Company Group own and/or control information and material which is not generally available to third parties and which the members of the Company Group consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the members of the Company Group, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to all or certain members of the Company Group and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Company, the Partnership’s, or MPC’s or other Company Group member’s ordinary course of business would result in irreparable and continuing damage to the Company, the Partnership and/or MPC and/or other members of the Company Group. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Company, the Partnership and/or MPC and/or other Company Group members in the ordinary course of business.

    (e)    The Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 12(a), (b), (c) or (d), any unvested and unpaid portion of this Award at the time of such breach shall be forfeited, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.

    13.    Repayment or Forfeiture Resulting from Forfeiture Event.

    (a)    If there is a Forfeiture Event either during the Participant’s Employment or within three years after termination of the Participant’s Employment, then the Board may, but is not obligated to, cause some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

    (b)    If there is a Forfeiture Event either during the Participant’s Employment or within three years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Board may, but is not obligated to, require that the Participant pay to the Company an amount in cash (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

    (c)     This Paragraph 13 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Company with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 13 shall not apply to the Participant following the effective time of a Change in Control.

    (d)     Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the common units of the Partnership are listed for trading.

    14.    Taxes. Pursuant to the applicable provisions of the Plan, the Company or its designated representative shall have the right to withhold applicable taxes from the common units and cash amount otherwise payable to the Participant due to the vesting of Performance Units pursuant to Paragraph 4, or from other compensation payable to the Participant (to the extent consistent with Section 409A of the Code), at the time of the vesting of the Performance Units and delivery of the cash settlement amount. Because the Participant is an employee of MPC, and provides beneficial services to the Company through Participant’s employment with MPC, MPC as the employer of Participant, shall be the designated representative for purposes of payroll administration of the Award and withholding of applicable taxes at the time of vesting.

    15.    No Unitholder Rights. The Participant shall in no way be entitled to any of the rights of a unitholder as a result of this Award Agreement.

    16.    Nonassignability. Upon the Participant’s death, the Performance Units may be transferred by will or by the laws governing the descent and distribution of the Participant’s estate. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Performance Units shall have no effect.

    17.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

    18.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.

    19.    Officer Holding Requirement. Participant agrees that any common units received by the Participant in settlement of this Award shall be subject an additional holding period of one year from the date on which the Award is settled, during which holding period such common units (net of any common units used to satisfy the applicable tax withholding requirements) may not be sold or transferred by the Participant. This holding requirement shall cease to apply upon the death, retirement or other separation from service of the Participant during the holding period.

    20.    Definitions. For purposes of this Award Agreement:

“Beginning Unit Price” means the average of the daily closing price of a common unit of the Partnership for the 20 trading days immediately prior to the commencement of the Performance Cycle, historically adjusted, if necessary, for any split, dividend, recapitalizations, or similar corporate events that occur during the measurement period.

“DCF Per Common Unit” for an applicable DCF Measurement Period means the quotient obtained by dividing (A) the Partnership’s distributable cash flow available to general and limited partners (as reported in the Partnership’s financial statements) for such DCF Measurement Period less all such amounts attributable to the general partner interest and the incentive distribution rights in the Partnership, by (B) the weighted average number of common units in the Partnership outstanding during such DCF Measurement Period.
“Employment” means employment with the Company or any of its subsidiaries or affiliates including but not limited to MPC and its subsidiaries and affiliates. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status. The length of any period of Employment shall be determined by the Company or the Subsidiary or affiliate that either (a) employs the Participant or (b) employed the Participant immediately prior to the Participant’s termination of Employment.

“End Unit Price” means the average of the daily closing price of a common unit of the Partnership for the 20 trading days prior to the end of the Performance Cycle.

“Forfeiture Event” means the occurrence of at least one of the following events: (a) the Company is required, pursuant to a determination made by the Securities and Exchange Commission or by the Board, or any authorized subcommittee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Board determines that (i) the Participant knowingly engaged in the misconduct, (ii) the Participant was grossly negligent with respect to such misconduct or

(iii) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Board concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Company.

“Mandatory Retirement” means, as determined by the Board of Directors of MPC, the mandatory retirement age of 65 for Participants who are in bona fide executive or in high policymaking positions and in Grades 19 and above if: (1) the Participant has been employed in such capacity for the two-year period immediately prior to mandatory retirement; and (2) the Participant is entitled to the minimum retirement benefit specified by federal law for persons who hold positions to which mandatory retirement may lawfully apply. Mandatory Retirement is required by the earlier of the first of the month coincident with or immediately following the Participant’s 65th birthday.

“Peer Group” means the group of companies that are pre-established by the Board which principally represent a group of selected peers, or such other group of companies as selected and pre-established by the Board. For this Award, the Board has determined that the Peer Group for each applicable measurement period will be the ten companies in the Alerian MLP Index with the highest market capitalization as determined on the last day of the measurement period.

“Performance Cycle” means the period from January 1, 2020 to December 31, 2022.

“Qualifying Date” means July 1, 2022.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the MPLX LP Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date (disregarding subsection II of such definition) (the “CIC Plan”), and such definition and associated terms are hereby incorporated into this Award Agreement by reference. Notwithstanding the definition of a “Change in Control” under the terms of the CIC Plan, for purposes of this Award Agreement such Change in Control for purposes of determining whether a separation from service is a Qualified Termination shall include a Change in Control of either MPC, as the direct employer of the Participant, or a Change in Control of the Partnership, as the issuer of the Award.

“Retirement” means (a) for a Participant with ten or more years of Employment, termination on or after the Participant’s 50th birthday, or (b) termination on or after the Participant’s 65th birthday.

“Total Unitholder Return” or “TUR” means for the Company and each entity in the Peer Group the number derived using the following formula:

(End Unit Price – Beginning Unit Price) + Cumulative Cash Distributions
         Beginning Unit Price.

“TUR Performance Percentile” means the percentile ranking of the Company’s Total Unitholder Return for a performance period among the Total Unitholder Returns of the Peer Group companies, ranked in descending order, for the performance period as determined at the end of the Performance Cycle.

MPLX GP LLC

	By	/s/ Fiona C. Laird
Authorized Officer - Fiona C. Laird

/s/ Michael J. Hennigan
Signature

February 21, 2022
Date